Exhibit 99.1

March 30, 2012

Dear Shareholder,

We are writing this letter to inform you of some important events that have recently occurred related to Behringer Harvard Multifamily REIT I, Inc. (the “REIT”).

Change in Distribution Rate Commencing in the Second Quarter of 2012

The REIT’s board recently decided to adjust our regular distribution rate to an annualized rate of 3.5% effective as of the second quarter of 2012.  In addition, the board approved a special cash distribution of $0.06 per share, payable to shareholders of record on July 6, 2012, that will be paid to shareholders on July 11, 2012, related to the sale of Mariposa Loft Apartments.  As you know, the annualized regular distribution rate for first quarter of 2012 distributions was 6%.  Assuming the 3.5% regular distribution rate is approved for the third and fourth quarters of 2012, and adding the special cash distribution, shareholders of record throughout 2012 would receive an annual distribution of approximately 4.725% for 2012.  Distribution rates are based on a $10 per share price.

As a result of the special cash distribution of $0.06 per share, effective on the special distribution record date of July 6, 2012, the REIT’s estimated value per share — which pursuant to its valuation policy, is currently the $10 price at which the REIT sold shares of common stock in its initial public offering — will be adjusted to $9.94 in order to reflect the special distribution.  The special distribution will also reduce the purchase price under our distribution reinvestment plan and our share redemption program.

The board made the decision to lower our regular distribution rate because the market returns on new acquisitions that the REIT targets have declined to the point that the prior distribution rate could not be covered solely by cash flow from operations in the foreseeable future.  As indicated in our reports filed with the Securities and Exchange Commission, capitalization or cap rates (the rate of return on a property investment) have been declining in this asset class since 2010, particularly for the high-quality, newly constructed, and well-located multifamily communities targeted by the REIT.  In general, declining cap rates imply the value of the real estate assets in our existing portfolio have increased.  As we discuss later in this letter, recent sales of interests in certain of our communities have resulted in significant capital gains.  Given the consideration of all factors we believe the REIT to be in a very strong financial position.

Exploring Strategic Alternatives

The REIT will continue to make selective acquisitions of stabilized multifamily communities as we have in the past.  Since the end of our initial public offering in September 2011, the REIT has acquired interests in two multifamily communities in California and Texas, adding 281 units.

Although the targeted hold period for the REIT is four to six years from the termination of our initial public offering in September 2011, unless extended by the REIT’s board of directors, the REIT has not set a specific timetable for any potential exit strategy.  However, due to the current dynamics in the multifamily sector and the fact that the REIT has assembled a desirable multifamily portfolio, the REIT’s board has engaged a prominent Wall Street investment bank to explore strategic alternatives for the REIT, including, but not limited to, mergers, acquisitions or portfolio transactions.  Given the current market environment in which the REIT operates, this process will assist in the evaluation of whether now may be the time for the REIT to potentially execute a liquidity event.  It is important to note that there are no assurances that a liquidity event will occur or that the timing of an exit would be sooner or later than the four to six year hold period originally contemplated.

In the pursuit of strategic alternatives the REIT’s cash position is a competitive advantage.  Cash provides the REIT with leverage in negotiating acquisitions, particularly large portfolio acquisitions.  With a strong cash position, the REIT has a competitive advantage over other companies allowing it to close a transaction quickly or to execute a large corporate transaction as desired by the REIT.  In a public listing, analysts may also look favorably on the growth opportunities that the deployment of cash could provide.

The REIT is holding a portion of its cash for its development program.  In this investment environment, multifamily developments can provide higher total returns than acquisitions due to the fact that the REIT is essentially investing at cost by developing multifamily communities, and adding a development component to our overall strategy will position the REIT well for the future.  We currently have developments in various stages of activity that if fully pursued could result in investing $177 million over the next two to three years, adding over 900 units.

Strength of the REIT

The REIT is in a strong financial position as we enter 2012.  As of December 31, 2011, the REIT has over $2.8 billion in real estate assets.  The REIT is conservatively financed with a debt to total assets ratio of 33% and our leverage as a percentage of our property is only 48%.  The success of our investment strategy was validated in 2011 through selective sales of property interests.  The sales resulted in GAAP gains of $127.7 million and a direct increase to additional paid-in capital of $39.6 million.  The sales also represented an increase of 27% over a purchase price.  The REIT has the resources and the management team to continue to execute our strategy.

While distribution rates can change to reflect current market conditions, the most meaningful metric of performance will be the total returns provided to our shareholders.  By definition, total returns are the combination of current income from our investments plus the appreciation achieved on those investments.  Our efforts to proactively manage our distribution rates and continue to prudently invest should help us achieve an optimal combination of yield and capital appreciation for our shareholders.

We appreciate your support as we continue to manage our REIT with the goal of optimizing the total return to our shareholders.

Sincerely yours,

Robert M. Behringer	Robert S. Aisner
Chairman	Chief Executive Officer

This letter contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this letter. Such factors include risks related to investing offering proceeds, particularly in development projects, risk related to real estate investments in general and the other risks described in the Risk Factors sections of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.